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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                               December 29, 2000
                        (Date of earliest event reported)


                            ATRIX LABORATORIES, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

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
           DELAWARE                       0-18231                          84-1043826
 ----------------------------      ---------------------        ---------------------------------
 (State or Other Jurisdiction      (Commission File No.)        (IRS Employer Identification No.)
      of Incorporation)
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                2579 MIDPOINT DRIVE, FORT COLLINS, COLORADO 80525
          (Address of principal executive offices, including zip code)


                                 (970) 482-5868
              ---------------------------------------------------
              (Registrant's telephone number, including area code)



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Item 5.  Other Events.

         Atrix Laboratories, Inc. (the "Company") completed definitive agreements with Sanofi-Synthelabo Inc. ("Sanofi-Synthelabo") granting Sanofi-Synthelabo the exclusive right to market in North America the Company's Leuprogel(TM) 1-, 3- and 4- month products--a leuprolide acetate product for subcutaneous depot injection for the treatment of advanced prostate cancer. In connection with the transaction, the Company and Sanofi-Synthelabo entered into a Stock Purchase Agreement and a Collaboration, License and Supply Agreement (the "Collaboration Agreement").

         Under the Collaboration Agreement, the Company will receive a license fee of $8.0 million, in addition to regulatory payments and research and development funding from Sanofi-Synthelabo. The Company will manufacture the products and will receive royalties on all sales of such products in North America. In addition, the Company will be entitled to receive milestone payments when certain performance criteria are reached for each product. In addition to the prostate cancer products, Sanofi-Synthelabo received an option to develop a 6-month product for prostate cancer, as well as additional products containing leuprolide acetate for other indications.

         As part of the transaction, Sanofi-Synthelabo also made an initial equity investment in the Company through the purchase of an aggregate of $15.0 million of the Company's common stock at a premium to market.

         The total potential value of the transaction is approximately $60.0 million, exclusive of transfer price and royalties.

         The text of Press Release is attached hereto as Exhibit 99.1.

Item 7.  Exhibits.

         99.1     Text of Press Release dated January 9, 2001.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ATRIX LABORATORIES, INC.


                                       By:  /s/ BRIAN G. RICHMOND
                                          -----------------------
                                          Brian G. Richmond
                                          Vice President, Finance
                                          and Assistant Secretary
     Date:  January 9, 2001


                                  EXHIBIT INDEX

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Exhibit
Number                     Description
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
 99.1          Text of Press Release dated January 9, 2001.
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